Exhibit 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Chief Financial Officer and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:               August 7, 2013

SKYWEST, INC. ANNOUNCES SECOND QUARTER AND YTD 2013 RESULTS

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW)  today reported net income of $20.7 million, or $0.39 per diluted share, for the quarter ended June 30, 2013, compared to net income  of  $17.0 million, or $0.33 per diluted share, for the same period last year.

SkyWest also reported net income of $24.0 million, or $0.46 per diluted share, for the six months ended June 30, 2013, compared to $16.3 million, or $0.32 per diluted share, for the same period last year.

Quarter Highlights

SkyWest experienced improved financial results for the quarter ended June 30, 2013 compared to its financial results for the quarter ended June 30, 2012.  SkyWest generated additional block hour production and corresponding operating revenues (after giving effect to reduced fuel and certain engine overhaul pass through revenues) as a result of increased utilization and  increasing the size of its aircraft fleet between June 30, 2013 and June 30, 2012.  Following are selected highlights from SkyWest’s quarter ended June 30, 2013, compared to the quarter ended June 30, 2012:

•                  Increased pretax income 17.8% to $33.7 million, compared to $28.6 million

•                  Increased fully-diluted EPS 18.2% to $0.39, compared to $0.33

•                  Increased block hour production 6.1% to 609,711 block hours, compared to 574,884 block hours

•                  Recorded approximately $28.2 million in additional revenues (net of fuel and certain engine overhaul pass through revenues), primarily related to increased block hour production

•                  Increased total aircraft fleet to 760 aircraft as of June 30, 2013, compared to 725 aircraft as of June 30, 2012

Commenting on the results, Jerry C. Atkin, SkyWest’s Chairman and CEO, said “We are pleased with the progress we continue to make in producing improved operational and financial performance as compared to the same period last year.”  He continued, “We will remain focused on our profit improvement objectives while continuing to deal with the ever-present challenges in the airline industry.”

Financial and Operating Results

Operating revenues totaled $839.1 million for the quarter ended June 30, 2013, compared to $937.2 million for the same period last year or a decrease of $98.1 million.  The decrease was due primarily to the reduction of $117.9 million of fuel and certain engine overhaul amounts which were directly reimbursed by SkyWest’s major partners and recorded as operating revenues.  However, this reduction was partially offset by recording approximately $28.2 million in additional operating revenues primarily resulting from a 6.1% increase total block hours for the quarter ended June 30, 2013, compared to the quarter ended June 30, 2012.

Total airline expenses (consisting of total operating and interest expenses) decreased $103.7 million, or 11.4%, during the quarter ended June 30, 2013, compared to the same period in 2012.  However, after excluding pass-through costs for fuel and certain engine overhaul expenses, total airline expenses increased $14.2 million or only 1.9% which was less than the 6.1% increase in block hours produced.

Under certain of its agreements with its major partners, SkyWest recognizes revenue at fixed hourly rates for mature engine maintenance on regional jet engines and SkyWest recognizes engine maintenance expense on its CRJ200 regional jet engines on an as-incurred basis as maintenance expense.  During the quarter ended June 30, 2013, CRJ200 engine expense under these agreements decreased $3.2 million to $10.6 million compared to $13.8 million for the quarter ended June 30, 2012, as a result of decreased engine overhaul expense due to the timing of scheduled engine maintenance events.  SkyWest was reimbursed approximately $12.8 million and $10.2 million for engine overhaul expense, under its agreements, in each of the periods ended June 30, 2013 and 2012, respectively.

Liquidity

At June 30, 2013, SkyWest had $665.6 million in cash and marketable securities, compared to $709.4 million as of December 31, 2012.  The decrease in cash and marketable securities of $43.8 million was primarily the result of the payment of scheduled semi-annual lease and debt payments as well as making deposits on recent aircraft orders.  Cash and marketable securities increased $34.1 million during the quarter ended June 30, 2013 compared to the balance of $631.5 as of the quarter ended March 31, 2013.  SkyWest’s long-term debt was $1.38 billion as of June 30, 2013, compared to $1.47 billion as of December 31, 2012.  The decrease in long-term debt for the six-months ended June 30, 2013 was due primarily to SkyWest’s payment of normal recurring debt obligations.  SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets.  At a 4.7% discount rate, the present value of these lease obligations was approximately $1.5 billion as of June 30, 2013.

Recent Business Developments

On May 21, 2013, SkyWest announced it had entered into a Capacity Purchase Agreement (“CPA”) with United Airlines, Inc. (“United”) to operate 40 new Embraer E175 dual-class regional jet aircraft. The CPA is for 12 years and the aircraft will be operated by SkyWest’s wholly-owned subsidiary, SkyWest Airlines, Inc. (“SkyWest Airlines”). Deliveries for these aircraft are scheduled to begin in April 2014 and continue through August 2015.

Additionally, on May 21, 2013 SkyWest announced it reached an agreement with Embraer S.A. (“Embraer”) for the purchase of 100 new E175 dual-class regional jet aircraft, 40 of which are considered firm and 60 aircraft remain conditional upon SkyWest entering into capacity purchase agrements with other major airlines. SkyWest intends to place the 40 new aircraft into service under the terms of the United CPA discussed above.

On June 17, 2013, SkyWest and Embraer jointly announced an aircraft purchase agreement covering 100 E175-E2 dual-class regional jet aircraft and an option to purchase an additional 100 of the same aircraft.  Deliveries for these E2 aircraft are tentatively planned for 2020.

On August 2, 2012, SkyWest announced the award of 34 additional dual-class aircraft and the removal of 66 CRJ200 aircraft under its Delta Connection Agreements with Delta Airlines, Inc. (“Delta”) and by end of May 2013, all 34 of these dual-class aircraft had been delivered. As of June 30, 2013 SkyWest had removed 24 (22 placed in contract with another partner; other 2 removed from fleet) of the 66 CRJ200 aircraft and currently anticipates removing another 24 CRJ200 aircraft during the months of September 2013 through December 2013.  These 24 aircraft have been financed by Delta and will be returned to Delta with no further obligation by SkyWest.  SkyWest believes the remaining 18 aircraft will be removed at various times through 2014 and early 2015.

About SkyWest

SkyWest is the holding company for two scheduled passenger airline operations and an aircraft leasing company and is headquartered in St. George, Utah. SkyWest’s scheduled passenger airline operations consist of SkyWest Airlines also based in St. George, Utah and ExpressJet Airlines, Inc. (“ExpressJet Airlines”) based in Atlanta, Georgia.  SkyWest Airlines operates as United Express, Delta Connection, American Eagle and US Airways Express carriers under contractual agreements with United, Delta, American Airlines, Inc. (“American”) and US Airways, Inc. (“US Airways”).  SkyWest Airlines also operates flights for Alaska Airlines under a contractual agreement.  ExpressJet Airlines operates as United Express, Delta Connection, and American Eagle carriers under contractual agreements with United, Delta and American. System-wide, SkyWest serves markets in the United States, Canada, Mexico and the Caribbean with approximately 4,100 daily departures and a fleet of approximately 760 regional aircraft.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “forecasts”, “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement.  Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines or ExpressJet Airlines, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release.  These factors include, but are not limited to, the prospects of entering into agreements with other carriers to fly the E-Jets, uncertainties regarding operation of the aircraft, the ability to obtain certain regularity approvals to operate the aircraft under our operating certificates and the ability to obtaining financing for the aircraft.

Actual operational and financial results of SkyWest, SkyWest Airlines and ExpressJet Airlines will also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the ability of ExpressJet Airlines to realize potential synergies and other anticipated financial impacts of the consolidation of its operations, the possibility that future financial and operating results of ExpressJet Airlines may not meet SkyWest’s forecasts and the timing of ongoing consolidation of the operations of ExpressJet Airlines, if achieved.  The challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest, SkyWest Airlines and ExpressJet Airlines and their major partners regarding their contractual obligations; the financial stability of those major partners and any potential impact of their financial condition on the operations of  SkyWest, SkyWest Airlines, or ExpressJet Airlines; the resolution of current litigation with a major airline partner of SkyWest Airlines and ExpressJet Airlines; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest’s operating airlines conduct flight operations; variations in market and economic conditions; labor relationships; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission; including the section of SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2012, entitled “Risk Factors.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
OPERATING REVENUES:
Passenger	$826,122	$920,633	$1,611,993	$1,822,989
Ground handling and other	13,008	16,581	30,624	35,399
Total operating revenues	839,130	937,214	1,642,617	1,858,388

OPERATING EXPENSES:
Salaries, wages and benefits	300,342	290,676	597,738	581,490
Aircraft maintenance, materials and repairs	171,528	167,150	338,684	346,786
Aircraft fuel	46,802	153,544	96,483	300,994
Aircraft rentals	81,814	83,944	164,402	168,846
Depreciation and amortization	61,174	64,182	122,174	128,497
Station rentals and landing fees	36,998	44,254	71,086	88,187
Ground handling services	33,117	29,615	67,694	64,930
Other	56,800	57,043	118,238	111,395
Total operating expenses	788,575	890,408	1,576,499	1,791,125

OPERATING INCOME	50,555	46,806	66,118	67,263
OTHER INCOME (EXPENSE):
Interest income	870	2,043	2,597	3,996
Interest expense	(17,526)	(19,387)	(35,491)	(39,167)
Other, net	(187)	(815)	5,852	(4,667)
Total other (expense), net	(16,843)	(18,159)	(27,042)	(39,838)

INCOME BEFORE INCOME TAXES	33,712	28,647	39,076	27,425
PROVISION FOR INCOME TAXES	12,992	11,687	15,121	11,147

NET INCOME	$20,720	$16,960	$23,955	$16,278

BASIC INCOME PER SHARE	$0.40	$0.33	$0.46	$0.32
DILUTED INCOME PER SHARE	$0.39	$0.33	$0.46	$0.32

Weighted average common shares:
Basic	51,881	50,944	51,822	50,912
Diluted	52,547	51,789	52,522	51,335

Unaudited Operating Highlights

	Three Months Ended June 30,				Six Months Ended June 30,
Operating Highlights	2013	2012	% Change		2013	2012	% Change
Passengers carried	15,789,276	15,014,037	5.2%		29,822,450	28,380,283	5.1%
Revenue passenger miles (000)	8,274,906	7,689,573	7.6%		15,519,541	14,628,486	6.1%
Available seat miles (000)	10,065,109	9,344,407	7.7%		19,259,418	18,347,889	5.0%
Passenger load factor	82.2%	82.3%	(0.10	)pts	80.6%	79.7%	0.90	pts
Passenger breakeven load factor	79.0%	79.9%	(0.90	)pts	79.1%	78.5%	0.60	pts
Yield per revenue passenger mile	$0.100	$0.120	(16.7)%		$0.104	$0.125	(16.8)%
Revenue per available seat mile	$0.083	$0.100	(17.0)%		$0.085	$0.101	(15.8)%
Cost per available seat mile	$0.080	$0.097	(17.5)%		$0.084	$0.100	(16.0)%
Fuel cost per available seat mile	$0.005	$0.016	(68.8)%		$0.005	$0.016	(68.8)%
Average passenger trip length	524	512	2.3%		520	515	1.0%
Block hours	609,711	574,884	6.1%		1,181,702	1,131,305	4.5%
Departures	374,486	360,733	3.8%		724,738	701,873	3.3%